Exhibit 99.1

NESCO HOLDINGS, INC. REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
FORT WAYNE, IN., November 11, 2019 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom, and rail infrastructure end-markets, today reported financial results for the quarter ended September 30, 2019.
THIRD QUARTER 2019 HIGHLIGHTS

•	Equipment rental revenue of $46.2 million (+7.3% from the third quarter 2018)

•	Equipment sales revenue of $4.7 million (-65.1% from third quarter 2018)

•	Parts, tools, and accessories revenue of $11.6 million (+51.5% from the third quarter 2018)

•	Total revenue of $62.4 million (-2.6% from the third quarter 2018)

•	Consolidated net loss of $18.0 million (includes $9.6 million of transaction and process improvement costs)

•	Adjusted EBITDA of $30.7 million (+7.5% from the third quarter 2018)

•	Closed acquisition of Truck Utilities, Inc. on November 4, 2019
Lee Jacobson, CEO of Nesco, remarked: “During the third quarter, we generated solid revenue growth in both our equipment rental and parts, tools, and accessories businesses, resulting in our 13th consecutive quarter of growth in Adjusted EBITDA. Demand conditions remain robust in our end-markets for our core equipment rental services as evidenced by our solid 7.3% growth in equipment rental revenue and record level of equipment on rent during the quarter. With more than 50% year-over-year growth in parts, tools, and accessories revenue, we continue to have strong conviction in the long-term future of this business segment. While total revenue results this quarter was negatively impacted by a decline in equipment sales revenue, these sales can be lumpy in nature and any timing difference in sales provides the opportunity to continue to rent this equipment and push back associated capital requirements to replace the units in our fleet.”
“We continue to see considerable opportunities for organic growth, supported by growing customer backlogs within our core electric utility markets, increased market penetration of the rail and telecom markets and further penetration of the parts tools and accessories offering across our existing equipment rental customer base. Shortages for specialty rental equipment in the markets we serve have continued and our customer rental contract periods have lengthened to record levels, further supporting our planned investment in fleet growth. We remain focused on meeting this demand as we grow our fleet, driving continued growth in Adjusted EBITDA and reducing net leverage.”
THIRD QUARTER 2019 RESULTS
Total Revenue
Total revenue in the third quarter was $62.4 million, a decline of $1.6 million or 2.6% from the third quarter 2018. Excluding equipment sales, revenue grew $7.1 million or 14.0% from the third quarter 2018.
Equipment Rental and Sales ("ERS") segment revenue declined 9.9% to $50.9 million in the third quarter, compared to $56.4 million for the same period in 2018. Equipment sales revenue of $4.7 million was a reduction from the prior year quarter of 65.1% leading to an overall decline in revenue for the quarter. Notably, equipment rental revenue increased 7.3% to $46.2 million, primarily due to a 7.3% increase in average equipment on rent, which grew to $484.3 million in the third quarter, compared to $451.4 million in the same quarter of 2018. Fleet utilization was 79.1% in the third quarter compared to 80.5% in the same period of 2018. Adjusted fleet utilization, or utilization excluding purchased units that have not yet entered into service, was 79.5% in the third quarter. The prior year third quarter also benefited from an approximate 1% utilization rate improvement driven by customer activity related to storm recovery in Puerto Rico. Excluding this impact, utilization was flat when compared to our adjusted fleet utilization. The Company's average rental rate per day was $138 in both the third quarter of 2018 and 2019, which remained relatively constant due to a changing fleet mix as a result of expanding investment in relatively lower cost telecom and rail equipment. The Company continues to realize gains in pricing by product line.
Parts, tools, and accessories ("PTA") segment revenue grew 51.5% to $11.6 million in the third quarter, versus $7.6 million for the same period in 2018. PTA revenue growth was driven by increased penetration of Nesco's equipment rental customer base and a ramping of revenues at the newer PTA locations.

Net Income (Loss)
The Company reported a net loss in the third quarter of $18.0 million, compared to a net loss of $3.7 million for the same period in 2018. The year-over-year increase in net loss was primarily driven by increased deal-related transaction expenses.
Adjusted EBITDA
For the three months ended September 30, 2019, total Adjusted EBITDA increased 7.5% to $30.7 million, up from $28.5 million in the same period in 2018, mainly due to higher equipment on rent within the ERS segment and an increase in the number of service locations and product lines within the PTA segment.
Liquidity and Capitalization
As of September 30, 2019, the Company had total cash of $0.2 million and availability on its asset-based lending facility of $82.0 million. Total debt outstanding, including capital leases, was $701.1 million at the end of the third quarter 2019.
Investing Activities
Average fleet count increased to 4,221 units in the third quarter, from 3,889 units in the same period of 2018. Total net capital expenditures in the third quarter were $29.5 million, including $6.5 million of maintenance expenditures and $23.0 million of growth expenditures. The Company received $4.4 million from used equipment sales in the third quarter 2019.
Purchase of Truck Utilities
On November 4, 2019, Nesco closed on the previously announced acquisition of Minnesota-based Truck Utilities, Inc., a specialty rentals, service and truck upfitting company serving the electric transmission, distribution, telecom and other regional end-markets. Truck Utilities’ current fleet includes 132 specialty units with an average age of 2.3 years and original equipment cost of $44.0 million.
The purchase price was $42.2 million prior to certain capital expenditures to support fleet additions as well as other customary adjustments. For the last twelve months ended September 30, 2019, Truck Utilities generated Adjusted EBITDA of $8.2 million. The transaction is anticipated to have the potential to create approximately $4 million of annual revenue and cost synergies. Nesco expects the transaction to be immediately accretive to earnings. Nesco financed the transaction by drawing on its asset-based credit facility. As a result of the transaction, Nesco’s leverage metric declined on a pro forma basis including anticipated synergies.
Mexico Operations
As a result of continued delays in contracts the Company anticipated to receive from the government of Mexico, Nesco began closing its operations in Mexico effective September 27, 2019. A portion of the approximately 140 unit fleet in Mexico will be repurposed in Nesco’s North American markets with the remainder sold internationally. The exit from Mexico is not material to the Company’s financial results.
FINANCIAL OUTLOOK
Management has updated the Company's outlook for the full year 2019. This outlook includes anticipated results from Truck Utilities Inc. from the date of closing on November 4, 2019. This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below. The 2019 guidance includes:

•	Total revenue of $255 to $262 million (4% to 6% growth)

•	Adjusted EBITDA(1) (2) of $125 to $129 million (3% to 6% growth)

•	Adjusted EBITDA pro forma to include a full-year of Truck Utilities(1) (2) (3) of $132 to $136 million (9% to 12% growth)

•	Net capital expenditures (after proceeds from equipment sales)(4) of $65 to $70 million

(1)
Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort; therefore, no reconciliation to the most comparable GAAP measure is provided.

(2)
Adjusted EBITDA is a non-GAAP financial measure. Further information and historical reconciliations for this Non-GAAP measure to the most directly comparable financial measure under generally accepted accounting principles in the U.S. ("GAAP") is included at the end of this press release.

(3)
Adjusted EBITDA pro forma including a full-year of Truck Utilities is a non-GAAP estimated financial measure to present Adjusted EBITDA for Nesco and Truck Utilities on a full-year basis, as if the acquisition of Truck Utilities had occurred on January 1, 2019.

(4)	Net capital expenditures is a non-GAAP financial measure. Please see the historical non-GAAP reconciliation tables included at the end of this press release.

NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, free cash flow, fleet utilization, original equipment cost on rent, among other metrics, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 8:30 A.M. Eastern Time on November 12, 2019, to discuss the third quarter 2019 financial results. The conference call can be accessed by dialing 866-211-4094 (United States) or 647-689-6722 (International) using the conference ID 1771258. A replay of the call will be available on the Company’s investor relations website at investors.nescospecialty.com.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of more than 4,300 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its acquisition of Truck Utilities and realize the anticipated benefits thereof; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Capitol’s final prospectus and definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2019 (as supplemented on June 24, 2019 and July 11, 2019, the "Proxy Statement/Prospectus") and incorporated by reference in the Current Report on Form 8-K filed with the SEC on August 1, 2019, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and Nesco undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT
Noel Ryan, IRC
720.778.2415
investors@nescospecialty.com

Table 1: Unaudited Condensed Consolidated Balance Sheets
Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	September 30, 2019	December 31, 2018
Assets
Current Assets
Cash	$201	$2,140
Accounts receivable, net of allowance of $4,120 and $7,562, respectively	62,617	52,559
Inventory	21,409	11,435
Prepaid expenses and other	4,791	2,483
Total current assets	89,018	68,617
Property and equipment, net	9,195	2,763
Rental equipment, net	341,870	320,722
Other Assets
Goodwill	228,714	228,714
Other intangible assets, net	70,236	70,740
Total other assets	298,950	299,454
Total Assets	$739,033	$691,556
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$36,178	$20,867
Accrued expenses	5,495	6,359
Accrued interest expense	10,144	14,024
Deferred rent income	2,314	4,762
Current portion of capital lease obligations	5,313	4,866
Current maturities of long-term debt	1,280	2,531
Total current liabilities	60,724	53,409
Long-term debt, net	655,396	756,872
Capital leases	24,140	28,418
Deferred tax liabilities	12,006	11,191
Other liabilities	2,552	422
Total long-term liabilities	$694,094	$796,903
Commitments and contingencies (see Note 10)
Stockholders' Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,033,903 and 21,660,638 shares issued and outstanding, at September 30, 2019 and December 31, 2018, respectively	5	2
Additional paid-in capital	432,027	259,298
Accumulated deficit	(447,817)	(417,660)
Accumulated other comprehensive loss	—	(396)
Total stockholders' deficit	(15,785)	(158,756)
Total Liabilities and Stockholders' Deficit	$739,033	$691,556

Table 2: Unaudited Condensed Consolidated Statements of Operations
Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $000s, except share and per share data)	2019	2018	2019	2018
Revenue
Rental revenue	$50,103	$45,867	$143,871	$136,778
Sales of rental equipment	3,436	5,377	15,167	15,562
Sales of new equipment	1,246	8,024	8,076	12,167
Parts sales and services	7,657	4,814	19,675	13,102
Total revenue	62,442	64,082	186,789	177,609
Cost of Revenue
Cost of rental revenue, excluding depreciation	13,332	13,686	36,802	37,511
Depreciation of rental equipment	17,907	15,208	52,012	46,517
Cost of rental equipment sales	2,847	4,041	12,653	13,053
Cost of new equipment sales	1,116	7,287	6,618	10,639
Cost of parts sales and services	5,600	3,346	14,921	9,248
Major repair disposal	376	300	1,522	1,061
Total cost of revenue	41,178	43,868	124,528	118,029
Gross Profit	21,264	20,214	62,261	59,580
Operating Expenses
Transaction expenses	3,325	127	7,394	163
Selling, general, and administrative expenses	10,514	8,369	26,634	26,085
Amortization expense	724	720	2,172	2,103
Non-rental depreciation	21	58	92	161
Asset impairment	657	—	657	—
Other operating expenses	434	—	1,213	—
Total operating expenses	15,675	9,274	38,162	28,512
Operating Income	5,589	10,940	24,099	31,068
Other Expense (Income)
Loss on extinguishment of debt	4,005	—	4,005	—
Interest expense, net	16,533	14,196	46,376	41,649
Other (income) expense, net	2,567	(42)	2,545	286
Total other expenses	23,105	14,154	52,926	41,935
Loss Before Income Taxes	(17,516)	(3,214)	(28,827)	(10,867)
Income Tax Expense	494	463	1,330	1,253
Net Loss	$(18,010)	$(3,677)	$(30,157)	$(12,120)
Loss per share:
Basic and diluted	$(0.45)	$(0.17)	$(1.09)	$(0.56)
Weighted-average common shares outstanding:
Basic and diluted	39,909,481	21,660,638	27,743,586	21,660,638

Table 3: Unaudited Condensed Consolidated Statements of Cash Flows
Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(in $000s)	2019	2018
Operating Activities
Net loss	$(30,157)	$(12,120)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	52,104	46,678
Amortization - intangibles	2,172	2,103
Amortization - financing costs	2,099	2,721
Provision for losses on accounts receivable	3,472	2,563
Share-based payments	463	850
Gain on sale of rental equipment and parts	(3,930)	(10,798)
Gain on insurance proceeds - damaged equipment	(570)	—
Major repair disposal	1,522	1,061
Loss on extinguishment of debt	4,005	—
Change in fair value of derivative	2,552	—
Asset impairment	657	—
Deferred tax expense	816	844
Changes in assets and liabilities:
Accounts receivable	(13,728)	(3,010)
Inventory	(13,742)	(8,544)
Prepaid expenses and other	(2,211)	(827)
Accounts payable	4,792	(4,403)
Accrued expenses and other liabilities	(4,770)	(10,806)
Unearned income	(4,832)	(634)
Net cash flow from operating activities	714	5,678
Investing Activities
Cash paid for business acquisition, net of cash acquired	—	(1,593)
Purchase of equipment - rental fleet	(77,752)	(33,101)
Proceeds from sale of rental equipment and parts	22,608	32,014
Insurance proceeds from damaged equipment	1,721	—
Purchase of other property and equipment	(7,166)	(3,976)
Other	(1,671)	3
Net cash flow from investing activities	(62,260)	(6,653)
Financing Activities
Proceeds from debt	475,000	—
Borrowings under revolving credit facilities	243,000	38,000
Repayments under revolving credit facilities	(259,000)	(30,000)
Repayments of notes payable	(527,348)	(1,475)
Capital lease payments	(3,830)	(4,017)
Proceeds from merger and recapitalization	147,268	—
Finance fees paid	(15,483)	(1,645)
Net cash flow from financing activities	59,607	863
Net Change in Cash	(1,939)	(112)
Cash at Beginning of Period	2,140	960
Cash at End of Period	$201	$848

Table 4: Unaudited Adjusted EBITDA Reconciliation
Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in 000s)	2019	2018	2019	2018
Net loss	$(18,010)	$(3,677)	$(30,157)	$(12,120)
Interest expense	16,533	14,196	46,376	41,649
Income tax expense	494	463	1,330	1,253
Depreciation expense	17,928	15,266	52,104	46,678
Amortization expense	724	720	2,172	2,103
EBITDA	17,669	26,968	71,825	79,563
Adjustments:
Non-cash purchase accounting impact (1)	126	469	862	2,307
Transaction and process improvement costs (2)	9,648	499	14,676	2,001
Major repairs (3)	376	300	1,522	1,061
Share-based payments (4)	283	280	463	850
Other non-recurring items (5)	—	—	—	300
Change in fair value of derivative (6)	2,552	—	2,552	—
Adjusted EBITDA	$30,654	$28,516	$91,900	$86,082
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, and (6) the change in fair value of derivative instruments. These metrics are subject to certain limitations.

(1)
Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.

(2)
For the nine months ended September 30, 2019 and 2018, represents transaction costs related to our agreement and plan of merger with Capitol, which are comprised of professional consultancy fees, transaction costs, and the loss on extinguishment of debt incurred in the third quarter of 2019. Additionally, pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA. For the three and nine months ended September 30, 2019, these costs include startup expenses associated with the new PTA locations (which include training, travel, and process setup costs) and expenses associated with the Company's closure of its Mexican operations, which closure activities commenced in the third quarter.

(3)
Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(4)
Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units in 2019 and the Class B Profits Interest Awards by NESCO Holdings, LP (our ultimate parent) on February 26, 2014, which is an adjustment pursuant to our credit agreement. See Note 11, Share-Based Compensation Plans, to the Audited Consolidated Financial Statements included in the Proxy Statement/Prospectus, for additional information.

(5)	Represents the tax reserve for estimated sales and use tax exposure stemming from prior years for the nine months ended September 30, 2019.

(6)	Represents the charge to earnings for our interest rate collar (which is an undesignated hedge) in the three and nine months ended September 30, 2019.

Table 5: Fleet Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Average equipment on rent (in 000s)	$484,305	$451,372	$467,178	$446,151
Average fleet count	4,221	3,889	4,075	3,831
Average fleet utilization	79.1%	80.5%	80.4%	81.9%
Average rental rate per day	$138.11	$137.68	$137.42	$139.48
OPERATIONAL AND FINANCIAL METRICS
Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.
Average fleet count is the average number of units in the fleet during the period. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.
Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.
Average rental rate per day for the period is calculated as total rental revenue excluding freight and damaged billings divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.

Table 6: Segment Performance

	Three Months Ended September 30,			Three Months Ended September 30,
	2019			2018
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue	$46,174	$3,929	$50,103	$43,033	$2,834	$45,867
Sales of rental equipment	3,436	—	3,436	5,377	—	5,377
Sales of new equipment	1,246	—	1,246	8,024	—	8,024
Parts sales and services	—	7,657	7,657	—	4,814	4,814
Total revenues	$50,856	$11,586	$62,442	$56,434	$7,648	$64,082
Cost of revenue and sales, excluding depreciation	16,878	6,393	23,271	24,240	4,420	28,660
Depreciation of rental equipment	16,849	1,058	17,907	14,271	937	15,208
Gross profit	$17,129	$4,135	$21,264	$17,923	$2,291	$20,214

Table 7: Net Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
(in 000s)	2019	2018	2019	2018
Purchase of equipment - rental fleet	$26,018	$14,392	$77,752	$33,101
Purchase of other property and equipment	3,511	1,452	7,166	3,976
Total Capital Expenditures	29,529	15,844	84,918	37,077
Less: Proceeds from sale of rental equipment and parts	(4,421)	(14,563)	(22,608)	(32,014)
Net Capital Expenditures	$25,108	$1,281	$62,310	$5,063